CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2011, relating to the consolidated financial statements of Sun Bancorp, Inc. (which included an explanatory paragraph regarding the adoption on January 1, 2009 of the Financial Accounting Standards Board’s revised authoritative guidance related to determining whether the impairment of debt securities is other than temporary), and the effectiveness of Sun Bancorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2010, and  incorporated by reference in the Prospectus included in Registration Statements No. 333-162143, 333-162143-02 and 333-162143-01.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 14, 2011